Exhibit 4.20

Please note that these documents are English translations of the original Chinese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Chinese original, the latter shall prevail.

广州数智传播文k有限公司- PDK476780120230897

Working capital loan contract

Serial number: PDK476780120230897

Borrower: Guangzhou Digital Intelligent Communication Culture Co., Ltd.

Unified Social Credit Code: 91440101MA5CKKEXX7

Legal Representative / Person in Charge: Huang Zhuoqin

Postal Code: 510000 Residence Address: Room 1101, No. 156, Nanzhou Road, Haizhu District, Guangzhou City (For office use only)

Banking institution and account number for opening the account: Luoding Sub-branch of Bank of China Limited, Panyu District, Guangzhou City 718573934862 Telephone: 13599518650 Fax:

Lender: Bank of China Limited, Panyu Sub-branch,

GuangzhouLegal Representative/Person in Charge: He

Ganbo

Postal Code: 511400

Residence: No. 338, Qinghe East Road, Qiaowei

Town, Panyu City Telephone: 020-84698924 Fax:

The borrower and the lender have reached an agreement on the matter of the lender granting working capital loans to the borrower through equal consultation, and this contract is specially made.

Article 1 Loan Amount

Loan currency: Renminbi.

Loan amount: “six million and nine hundred thousand yuan in full;

Y6,900,000.00

Article 2 Loan Term

- Loan term: 36 months, counted from the actual disbursement date; if it is a staged disbursement, it is counted from the first actual disbursement date.

The borrower shall withdraw the funds strictly in accordance with the agreed withdrawal time. If the actual withdrawal date is later than the agreed withdrawal time, the borrower shall still repay the funds in accordance with the repayment time stipulated in this contract.

Article 3 Purpose of Borrowing

Purpose of borrowing: To supplement the working capital for daily operations.

Without the written consent of the lender, the borrower shall not change the purpose of the loan, including but not limited to the borrower shall not use the loan for investment in fixed assets, equity, etc., shall not use it for any fields and purposes prohibited by laws, regulations, regulatory provisions, and national laws prohibiting production and business operations, shall not use it for arbitrage by sublending or purchasing other financial products, shall not use it for illegally increasing hidden debts of local governments, and other purposes prohibited by bank loans.

Article 4 Borrowing Interest Rate and Interest Calculation and Settlement

The lender explicitly indicates the annualized borrowing interest rate under this contract to the borrower through the “Notice of Annualized Borrowing Interest Rate” attached to this contract. If the annualized borrowing interest rate under this contract is calculated only based on the borrowing interest rate explicitly indicated in Clause 1 of this article, the aforementioned “Notice of Annualized Borrowing Interest Rate” shall not apply.

1, Borrowing Interest Rate

The borrowing interest rate (annualized rate, for RMB borrowings, it is simple interest) is a floating rate, with the actual disbursement date (if it is a split disbursement, it is the first actual disbursement date) as the starting date. Every 12 months is a floating period and is repriced once. The repricing date is the first day of the next floating period, that is, the corresponding date of the starting date in the month of repricing. If there is no corresponding date in the month, it is the last day of the month. If the floating period is daily, the repricing date is the same day of the next floating period.

For each disbursement:

Floating interest rate of RMB loans

A. For the first tranche (from the actual disbursement date to the end of this floating period), the interest rate is the one-year loan market quotation rate + 90.0 basis points announced most recently by the Interbank Offered Rate Center on the last working day before the actual disbursement date.

B. On the repricing date, it will be repriced together with other separate withdrawals at the 1-year loan market quotation rate + 90.0 basis points most recently announced by the Interbank Offered Rate Center on the last working day before the repricing date, as the applicable interest rate for this floating period.

2, Interest calculation

Interest shall be calculated from the actual disbursement date of the borrower, based on the actual disbursement amount and the number of days of usage. Interest calculation formula: Interest = Principal × Actual days × Daily interest rate.

The base for calculating the daily interest rate is 360 days in a year. Conversion formula: Daily interest rate = Annual interest rate / 360

3, Interest calculation method

The borrower settles the interest in accordance with the method of (1) below:

(1) Interest is settled quarterly. The 20th day of the last month of each quarter is the settlement date, and the 21st day is the payment date.

(2) Interest is settled monthly. The 20th of each month is the settlement date and the 21st is the payment date.

If the last repayment date of the loan principal is not on the interest payment date, the last repayment date of the loan principal shall be the interest payment date, and the borrower shall settle all the due interest.

4, Penalty Interest

(1) For those who are overdue or use the loan for purposes other than those stipulated in the contract, from the date of overdue payment or misappropriation, penalty interest shall be charged on the overdue or misappropriated portion at the penalty interest rate stipulated in this paragraph until the principal and interest are fully settled.

For loans that are both overdue and misappropriated, penalty interest shall be collected at the higher penalty interest rate.

(2) For the interest and penalty interest that the borrower fails to pay on schedule, the compound interest shall be collected in accordance with the settlement method of interest stipulated in Clause 3 of this article and at the penalty interest rate stipulated in this clause.

(3) Penalty interest rate

Penalty interest rate for RMB borrowings, penalty interest rate for floating rate borrowings

A. From the date of overdue payment or misappropriation, it shall float in accordance with the floating period stipulated in Clause 1 of this article. The re-pricing date of the penalty interest shall be the corresponding date of the overdue or misappropriated date in the re-pricing month. If there is no corresponding date in the month, the last day of the month shall be the re-pricing date of the penalty interest.

B. The penalty interest rate for overdue borrowing shall be 50% above the penalty base interest rate level determined in item C of this paragraph, and the penalty interest rate for misappropriation of borrowing shall be 100% above the penalty base interest rate level determined in item C of this paragraph.

第2页共14页

广州数智传播文化有限公司-PDK476780120230897

C. The base interest rate for penalty interest within the first floating period is the loan interest rate actually implemented for the overdue or misappropriated period. After every full floating period, the base interest rate for penalty interest in the next floating period is repriced on the repricing date in accordance with the method stipulated in Clause 1 of this article.

5, Others

(1) The “borrowing interest rate” and “penalty interest rate” under this contract are both tax-inclusive interest rates, that is, the interest collected by the lender from the borrower has included the value-added tax that should be paid in accordance with national laws and regulations.

(2) If the benchmark for the floating interest rate pricing under this contract undergoes a significant change, it shall be handled in accordance with the effective market rules at that time. If the lender requests the borrower to sign a supplementary contract regarding the relevant matters at that time, the borrower shall cooperate.

(3) The term “pricing benchmark” as mentioned in this article has the same meaning as the term “benchmark interest rate”.

(4) Under this contract, “TERM SOFR” refers to the TERM SOFR announced and managed by the Chicago Mercantile Exchange (or its successor manager) as the manager, “TIBOR” refers to the TIBOR announced and managed by the Japan Bankers Association (or its successor manager) as the manager, “EURIBOR” refers to the EURIBOR announced and managed by the European Money Market Institute (or its successor manager) as the manager, “Overnight SOFR” refers to the Overnight SOFR announced and managed by the Federal Reserve Bank of New York (or its successor manager) as the manager, “Overnight SONIA” refers to the Overnight SONIA announced and managed by the Bank of England (or its successor manager) as the manager, “Overnight TONA” refers to the Overnight TONA announced and managed by the Bank of Japan (or its successor manager) as the manager, “Overnight ESTR” refers to the Overnight ESTR announced and managed by the European Central Bank (or its successor manager) as the manager, and “Overnight SARON” refers to the Overnight SARON announced and managed by the Swiss Stock Exchange (or its successor manager) as the manager.

Article 5 Withdrawal Conditions

The borrower’s withdrawal of funds shall meet the following conditions:

1. This contract and its annexes have come into effect;

2. The borrower has provided the guarantee as required by the lender. The guarantee contract has taken effect and completed the legally prescribed approval, registration or filing procedures.

3. The borrower has reserved with the lender the borrower’s documents, instruments, seals, personnel list, signature samples related to the conclusion and performance of this contract, and the relevant vouchers have been filled out.

4. The borrower has opened the necessary account as required by the lender to perform this contract.

5. Five business days before the withdrawal, submit a written withdrawal application and relevant supporting documents for the purpose of borrowing to the lender and go through the relevant withdrawal procedures;

6. The borrower has submitted to the lender the resolution and authorization letter of the board of directors or other competent department consenting to the execution and performance of this contract;

7. Other withdrawal conditions stipulated by law and agreed upon by both parties - /

If the above-mentioned withdrawal conditions are not satisfied, the lender has the right to reject the borrower’s withdrawal application, except where the lender agrees to disburse the loan.

Article 6 Withdrawal Time and Method

1. The borrower shall make the payment in accordance with (2) below

(1) Lump sum withdrawal at _/

(2) The loan shall be settled within 90 days from the effective date of the contract

(3) Withdrawals shall be made in instalments at the following times:

Withdrawal Time	Withdrawal Method

第3页共14页

/	/

2. For the portion that has not been withdrawn within the above-mentioned period, the lender has the right to reject the borrower’s withdrawal application.

Article 7 Disbursement of Borrowed Funds

1, Loan disbursement account

The borrower opens the following account at the lender as the loan disbursement account. The disbursement and payment of the loan shall be handled through this account.

Account Name: Guangzhou Digital Intelligent Communication Culture Co., Ltd.

Account: 718573934862

2, Payment Method of Borrowed Funds

(1) The payment method of the borrowed funds shall be implemented in accordance with the laws, regulations, regulatory provisions and the stipulations of this contract. The payment method of the borrowed funds for a single disbursement shall be confirmed in the disbursement application. If the lender deems that the payment method of the borrowed funds chosen in the disbursement application does not meet the requirements, it has the right to change the payment method or suspend the disbursement and payment of the borrowed funds.

(2) Lender’s escrow payment, that is, the lender pays the borrower funds to the borrower’s counterparty that complies with the purpose of this contract based on the borrower’s withdrawal application and payment authorization. According to the relevant regulations of the China Banking Regulatory Commission and the internal management regulations of the lender, the payment of loan funds that meets one of the following conditions shall be made through the lender’s escrow payment method:

A. The lender and the borrower establish a new credit business relationship, and the borrower’s credit rating fails to meet the internal requirements of the lender;

B. When applying for withdrawal, the payee is clearly identified (with a definite account number and account holder) and the single transaction amount exceeds -10 million yuan (excluding foreign currencies, which are converted according to the exchange rate on the actual withdrawal date).

C. Other circumstances stipulated by the lender or agreed upon with the borrower:

(3) Independent payment by the borrower, that is, after the lender disburses the loan funds to the borrower’s account based on the borrower’s application for funds withdrawal, the borrower independently pays the funds to the borrower’s counterparty for transactions that comply with the purposes stipulated in the contract. Except for the situations where the lender’s entrusted payment method should be adopted as stipulated in the preceding paragraph, the payment method for other loan funds is independent payment by the borrower.

(4) Change of payment method. After submitting the disbursement application, if the borrower’s conditions such as external payment of funds, credit rating, etc. change, for the borrower funds paid independently, if the conditions stipulated in item (2) of Clause 2 of this article are met, the payment method of the borrower funds shall be changed. If the payment method is changed or the amount, payee, and purpose of the external payment under the entrusted payment method change, the borrower shall provide the lender with a written change application explanation, and resubmit the disbursement application and relevant transaction materials to prove the purpose of the funds.

3 Specific requirements for entrusted disbursement of borrowed funds

(1) Payment Mandate. Where the conditions for the lender’s entrusted payment are met, the borrower shall have a clear payment mandate in the application for disbursement, that is, authorize and entrust the lender to directly disburse the borrowed funds to the counterparty account designated by the borrower for the purpose stipulated in this contract after transferring the borrowed funds into the designated borrower account. The borrower shall provide the necessary payment information such as the name of the counterparty receiving the payment, the counterparty account, and the payment amount.

(2) Transaction information provision. If the borrower meets the conditions for the lender’s escrow payment, the borrower shall provide the lender with their disbursement account, counterparty account information, and proof that the disbursement complies with the intended use of the loan contract at each disbursement. The borrower shall ensure that all information provided to the lender is true, complete, and valid. If the lender’s escrow payment obligation is not fulfilled in a timely manner due to the borrower providing false, inaccurate, or incomplete transaction information, the lender shall not be liable for any responsibilities.

第4页共14页

州数智传播文有限公司- PDK476780120230897

(3) Performance of the Lender’s Obligation to Make Payment on Trust

A. In cases where the lender’s entrusted payment is adopted, after the borrower submits the payment authorization and relevant transaction materials, etc., the lender will review and approve and then disburse the loan funds to the borrower’s counterparty through the borrower’s account.

B. If the lender, upon review, discovers that the purpose certification materials and other relevant transaction materials provided by the borrower do not comply with the stipulations of this contract or have other flaws, it has the right to require the borrower to supplement, replace, explain or resubmit the relevant materials. Before the borrower submits the relevant transaction materials that the lender deems qualified, the lender has the right to refuse the disbursement and payment of the relevant funds.

C. If the refund from the counterparty’s account’s opening bank occurs, resulting in the lender being unable to disburse the loan funds to the counterparty in a timely manner as per the borrower’s payment mandate, the lender shall not bear any liability, and the borrower’s repayment obligation that has arisen under this contract shall not be affected. For the funds returned by the counterparty’s account’s opening bank, the borrower hereby authorizes the lender to freeze them. In this situation, the borrower shall resubmit the payment mandate and purpose certification materials, and other relevant transaction materials.

(4) The borrower shall not evade the entrusted payment of the lender by breaking the payment into smaller amounts.

4. After the disbursement of the loan funds, the borrower shall promptly provide the lender with the usage records and materials of the loan funds as required by the lender. The aforementioned materials to be provided include but are not limited to the vouchers of fund usage, purchase and sale contracts, etc.

5. In any of the following circumstances, the lender has the right to re-determine the conditions for the disbursement and payment of the loan or suspend the disbursement and payment of the loan funds:

(1) The borrower violates the provisions of this contract by avoiding the entrusted payment of the lender in a way of breaking the whole into parts;

(2) The borrower’s credit status deteriorates or the profitability of the main business is weak;

(3) Abnormal use of the borrowed funds;

(4) The borrower fails to provide the records and materials of the use of the borrowed funds in a timely manner as required by the lender;

(5) The borrower disburses the loan funds in violation of the provisions of this article.

第5页共14页

Article 8 Repayment

1. The borrower designates the following account as the fund recovery account, and the borrower’s fund recovery shall be credited to this account. The borrower shall promptly provide the information on the inflow and outflow of funds in this account. The lender has the right to require the borrower to explain the inflow and outflow of large and abnormal funds in the fund recovery account and supervise this account.

Account Name: Guangzhou Digital Intelligent Communication Culture Co., Ltd.

Account: 718573934862

2. Unless otherwise agreed by both parties, the borrower shall repay the loan under this contract in accordance with the repayment plan in item (3) below:

(1) All the borrowings under this contract shall be repaid on the maturity date of the loan term.

(2) Repay the loan under this contract in accordance with the following repayment plan:

repayment time	repayment amount

(3) Other repayment plans: The loan principal of 345,000 yuan will be repaid for the first time starting from April 2, 2024. After that, 345,000 yuan of the principal will be repaid on the 2nd day of the first month of each natural quarter. The final repayment date is subject to the record in the loan note, and all the remaining principal will be repaid.

If the borrower needs to change the repayment schedule, it must be proposed to the lender before the corresponding loan maturity date minus 30 banking business days.

The change of the repayment plan shall be subject to the mutual written confirmation of both parties through a written application.

3. Unless otherwise agreed by both parties, in the event that the borrower simultaneously defaults on the principal and interest of the loan and the expenses for realizing the creditor’s rights, the lender has the right to determine the order of repayment of the principal or interest and the expenses for realizing the creditor’s rights. In the case of installment repayment, if there are multiple due and overdue loans under this contract, the lender has the right to determine the settlement order of a certain repayment of the borrower. If there are multiple due loan contracts between the borrower and the lender, the lender has the right to determine the contractual order fulfilled by each repayment of the borrower.

4. Unless otherwise agreed by both parties, the borrower may repay the loan in advance, but a written notice to the lender shall be given 30 banking days in advance. The amount of the early repayment shall first be used to repay the loan due last, in reverse order.

For borrowings that apply a combined interest calculation of simple and compound interest, if early repayment or partial early repayment is involved, the interest corresponding to the principal of the early repayment should be settled in one lump sum.

5. The borrower shall repay the loan in accordance with the method of item (1) below.

(1) The borrower shall deposit sufficient funds in the repayment account for repayment no later than -3 banking days before the due date of each principal and interest payment. The lender has the right to actively deduct the funds from this account on the due date of each principal and interest payment.

Name of the repayment account: Guangzhou Digital Intelligent Communication Culture Co., Ltd.

Account: 718573934862

第6页共14页

(2) Other repayment methods agreed upon by both parties:

Article 9 Guarantee

1. The guarantee method of the debts under this contract is:

(1) This contract is the main contract under the “Maximum Guarantee Contract” numbered PBZ476780120230737 signed by the guarantor Huang Zhuoqin and the lender, and it is guaranteed by the maximum guarantee provided by him/her.

(2) This contract is the main contract under the “Maximum Guarantee Contract” No. PB2476780120230738 signed between the guarantor, Xiamen Pupu Culture Co., Ltd., and the lender, and it provides maximum guarantee.

(3) This contract belongs to the main contract signed by the guarantor Guangzhou Data Intelligent Communication Culture Co., Ltd. and the lender under the “Maximum Credit Guarantee Contract” with the contract number PDY476780120230380, and it provides maximum credit guarantee.

2. If the borrower or the guarantor experiences an event that the lender deems may affect its performance ability, or the guarantee contract becomes invalid, revoked or terminated, or the financial condition of the borrower or the guarantor deteriorates or is involved in major litigation or arbitration cases, or the accounts of the borrower or the guarantor are seized, or for other reasons that may affect its performance ability, or the guarantor defaults under the guarantee contract or other contracts with the lender, or the guarantee property depreciates, is damaged, lost, seized, resulting in the weakening or loss of the guarantee value, the lender has the right to request and the borrower is obligated to provide new guarantees, replace the guarantor, etc. to guarantee the debts under this contract.

Article 10 Invoice Issuance

1. The borrower may apply to the lender for the issuance of a VAT invoice (special VAT invoice or ordinary VAT invoice) after the lender confirms the receipt of the funds. The lender shall issue the VAT invoice to the borrower after receiving the borrower’s application for the issuance of the VAT invoice.

2. The borrower can apply for the issuance of a VAT invoice at the corresponding business handling institution or other institutions designated by the lender.

3. The borrower shall confirm that the payer of the funds, the signatory of the contract and the purchaser listed on the VAT invoice are the same taxpaying entity. If there is inconsistency, resulting in the borrower’s inability to account for the funds or unable to claim input tax credit in accordance with the law, the relevant losses shall be borne by the borrower itself.

4. If the borrower loses the invoice after obtaining it, the lender is not required to reissue a VAT invoice to the borrower.

5. If the lender offers a discount to the borrower after negotiation, the amount on the VAT invoice shall be based on the discounted price.

6. If the lender provides services for the borrower for free, the lender will not provide a VAT invoice.

7. The lender issues a VAT invoice to the borrower, and the borrower shall promptly verify the invoice information. If the invoice information is incorrect, the borrower shall promptly apply to the lender for re-issuing the VAT invoice.

第7页共14页

Article 11 Declaration and Commitment

1 The borrower’s statement is as follows:

(1) The borrower is lawfully registered and legally exists, and has the full capacity for civil rights and acts necessary to enter into and perform this contract;

(2) The execution and performance of this contract is based on the borrower’s true intention, has obtained legal and valid authorization in accordance with the requirements of its articles of association or other internal management documents, and will not violate any agreements, contracts and other legal documents that are binding on the borrower; the borrower has obtained or will obtain all relevant approvals, licenses, filings or registrations necessary for the execution and performance of this contract.

(3) All the documents, financial statements, vouchers and other materials provided by the borrower to the lender under this contract are true, complete, accurate and valid;

(4) The transaction background of the borrower’s application for conducting business with the lender is true and legal, does not involve illegal purposes such as money laundering, terrorist financing, financing for the proliferation of weapons of mass destruction, tax evasion, fraud, etc., and does not violate the sanctions regulations of the United Nations, China and other applicable ones.

(5) The borrower has not concealed from the lender events that may affect its and the guarantor’s financial conditions and performance capabilities;

(6) The borrower and the loan project meet the national environmental protection standards. They are not enterprises or projects with prominent energy consumption and pollution problems that have not been announced and recognized by the relevant state departments and have not taken effective rectification measures, and there is no risk of energy consumption or pollution.

(7) The purpose of borrowing and the source of repayment are true and legal;

(8) Other matters declared by the borrower: /

2 The borrower undertakes as follows:

(1) Submit its financial statements (including but not limited to annual reports, quarterly reports and monthly reports) and other relevant materials to the lender on a regular or timely basis as required by the lender; The borrower shall ensure that it continuously meets the requirements of the following financial indicators: The borrower’s asset-liability ratio shall not exceed 90%.

(2) If the borrower has or will enter into a counter guarantee agreement or similar agreement with the guarantor of this contract regarding its guarantee obligations, such agreement will not prejudice any rights of the lender under this contract.

(3) Accept the credit inspection and supervision of the lender and provide sufficient assistance and cooperation; for those who make payments independently, the borrower shall regularly summarize and report the payment and usage of the loan funds as required by the lender. The specific summary reporting time is: every

第8页共14页

(4) If the borrower engages in mergers, divisions, capital reduction, equity transfer, foreign investment, substantive increase in debt financing, transfer of major assets and creditor’s rights, and other matters that may have an adverse impact on the borrower’s debt-paying ability, prior written consent from the lender must be obtained.

If the following circumstances occur, the borrower shall promptly notify the lender:

A. Changes in the articles of association, business scope, registered capital and legal representative of the borrower or guarantor company;

B. Undertake any form of joint venture, foreign equity joint venture, cooperation, contractual operation, reorganization, restructuring, planned listing, or any other changes in business methods;

C. Involvement in major litigation or arbitration cases, or the seizure, seizure or supervision of property or collateral, or the establishment of new guarantees on the collateral;

D. Suspension of business, dissolution, liquidation, suspension for rectification, revocation, revocation of business license, application for bankruptcy, etc.

E. Shareholders, directors and current senior management personnel are suspected of being involved in major cases or economic disputes; F. The borrower has a default event under other contracts;

G. Circumstances such as operational difficulties and deterioration of financial conditions arise.

(5) The debtor’s settlement of debts to the lender shall take precedence over the borrower’s shareholders’ loans to the borrower, and shall be no less important than similar debts of other creditors. Moreover, from the effective date of this contract until the settlement of the loan principal, interest and related expenses under this contract is completed, the borrower shall not repay the loans from the borrower’s shareholders.

(6) From the effective date of this contract until the loan principal, interest and related expenses under this contract are fully settled, the borrower shall not distribute dividends or bonuses to shareholders in any form.

(7) The borrower shall not dispose of its own assets in a way that reduces its solvency. It shall also undertake that the total amount of its external guarantees shall not exceed one times its own net assets, and the total amount of external guarantees and the amount of each guarantee shall not exceed the limits stipulated in its articles of association.

(8) Unless for the purposes stipulated in this contract or with the consent of the lender, the borrower shall not transfer the loan funds under this contract to the same account and related party accounts.

For the transfer of funds from the borrower’s account of the same name or from the account of the related party, the borrower shall provide the corresponding supporting materials.

(9) Regarding the loan under this contract, the loan conditions such as the guarantee conditions provided by the borrower to the lender, loan interest rate pricing, and debt repayment sequence shall not be lower than those given to any other financial institution now or in the future.

(10) The lender has the right to recover the loan in advance based on the situation of the borrower’s funds being reclaimed.

(11) Cooperate with the lender in conducting due diligence, provide and update the information of the institution and its beneficial owners, and provide background information on the relevant transactions.

(12) Other matters committed by the borrower: _

第9页共14页

广州数智传播文化有限公司-PDK476780120230897

Article 12 Disclosure of intra-group related transactions of the borrower’s group

Both parties agree to apply the provisions of item 1 below:

1. The borrower does not belong to the group customers determined by the lender in accordance with the “Guidelines for Risk Management of Group Customer Credit Business of Commercial Banks” (referred to as the “Guidelines”).

2. The borrower is a loanee as defined by the “Guidelines for Risk Management of Credit Granting Businesses for Group Customers of Commercial Banks” (referred to as “the Guidelines”).

Group customers identified in the “Introduction”. The borrower shall promptly report to the lender the situation of related transactions exceeding 10% of the net assets, including the affiliation relationship of the parties involved in the transaction, the transaction items and nature, the amount of the transaction or the corresponding proportion, and the pricing policy (including transactions without an amount or only a symbolic amount).

If the borrower has any of the following circumstances, the lender has the right to unilaterally decide to suspend the disbursement of the loan that the borrower has not used and recover part or all of the loan principal and interest in advance: Utilizing false contracts with related parties to discount or pledge creditor’s rights such as notes receivable and accounts receivable without an actual trade background at the bank to obtain bank funds or credit lines; In cases of major mergers, acquisitions and reorganizations, etc., if the lender believes that it may affect the loan security; Intending to evade and default on the bank’s creditor’s rights through related transactions; Other circumstances as stipulated in Article 18 of the Guidelines.

Article 13 Breach of Contract and Handling

One of the following matters shall constitute or be regarded as a default event of the borrower under this contract:

1. The borrower fails to perform the obligation of payment and settlement to the lender as stipulated in this contract;

2. The borrower fails to disburse the loan funds in the manner stipulated in this contract or fails to use the obtained funds for the purposes stipulated in this contract; or the borrower uses the loan funds for sublending or arbitraging to purchase other financial products; or the borrower illegally incurs new local government hidden debts;

3. The borrower’s statements made in this contract are untrue or violate the commitments made by the borrower in this contract;

4. In the event of a situation as stipulated in item (4) of Clause 2 of Article 11 of this contract, if the lender believes that it may affect the financial condition and performance ability of the borrower or the guarantor, and the borrower fails to provide new guarantees or replace the guarantor as stipulated in this contract;

5. The borrower’s credit status deteriorates, or the borrower’s financial indicators such as profitability, solvency, operating capacity and cash flow deteriorate, exceeding the indicator constraints or other financial agreements stipulated in this contract;

6. The borrower has defaulted under other contracts with the lender or other institutions of Bank of China Limited; the borrower has defaulted under the credit contract with other financial institutions;

7. The guarantor violates the terms of the guarantee contract or incurs a default event under other contracts with the lender or other institutions of Bank of China Limited.

8. The borrower terminates its business or undergoes dissolution, revocation or bankruptcy.

9. Where the borrower is involved or may be involved in major economic disputes, lawsuits, arbitrations, or its assets are seized, detained or enforced, or it is filed and investigated or punished by judicial authorities or administrative authorities such as tax and industry and commerce authorities in accordance with the law, which has or may affect the performance of its obligations under this contract;

10. Where abnormal changes, disappearance, or being investigated or restricted in personal freedom by judicial authorities of the main investor individuals or key management personnel of the borrower have occurred or may affect the performance of their obligations under this contract;

11. When the lender reviews the borrower’s financial condition and performance ability every year (i.e., every full year from the effective date of this contract), it discovers that there are circumstances that may affect the borrower’s or the guarantor’s financial condition and performance ability;

12. Where there are large and abnormal inflows and outflows of funds to and from the designated fund recovery account and the borrower fails to provide the explanatory materials recognized by the lender;

13. The borrower refuses to cooperate with the lender in conducting due diligence. The borrower or its transactions/counterparties are suspected of money laundering, terrorist financing, nuclear weapons proliferation, violation of applicable sanctions regulations, other illegal and irregular acts, or the borrower or guarantor is included in the United Nations, China and other applicable sanctions list or sanctions scope;

第10页共14页

14. The borrower violates other agreements regarding the rights and obligations of the parties in this contract.

When the default events as prescribed in the preceding paragraph occur, the lender has the right to take one or more of the following measures as the specific circumstances may be:

1. Require the borrower and the guarantor to correct their defaulting acts within a prescribed time limit;

2. Fully or partially reduce, suspend or cancel, or terminate the credit line granted to the borrower;

3. All or partially suspend or terminate the acceptance of the borrower’s application for disbursement and other business under this contract and other contracts between the borrower and the lender; for the loans not yet disbursed and trade financings not yet processed, all or partially suspend or cancel, suspend, terminate the disbursement, payment and processing:

4. Declare that all or part of the loan/trade financing funds, interests and other payable items under this contract and other contracts between the borrower and the lender that have not been repaid shall become due immediately;

5. Terminate or rescind this contract, and all or partially terminate or rescind other contracts between the borrower and the lender;

6. Require the borrower to compensate the lender for the losses caused by the borrower’s breach of contract, including but not limited to the losses of related expenses such as litigation fees, lawyer fees, notarization fees, enforcement fees, etc. resulting from the realization of creditor’s rights;

7. The funds in the borrower’s account opened with the lender and other institutions of Bank of China Limited shall be deducted to settle all or part of the borrower’s debts to the lender under this contract. The outstanding funds in the account shall be regarded as due in advance. If the currency of the account is different from the currency of the lender’s business valuation, it shall be converted according to the exchange rate applicable to the lender at the time of deduction.

8. Exercise the right of lien;

9. Require the guarantor to undertake the guarantee liability;

10. Other measures that the lender deems necessary and possible.

Article 14 Reservation of Rights

If one party fails to exercise part or all of the rights under this contract, or fails to require the other party to perform or undertake part or all of the obligations or responsibilities, it shall not constitute a waiver of such rights by that party or an exemption from such obligations or responsibilities.

Any tolerance, extension or delay by one party in exercising its rights under this contract in respect of the other party shall not affect any rights it enjoys under this contract and laws and regulations, nor shall it be regarded as a waiver of such rights.

第11页共14页

广州数智传播文化有限公司-PDK476780120230897

Article 15 Alteration, Amendment and Termination

This contract may be changed or modified in writing upon mutual agreement by both parties. Any change or modification shall form an integral part of this contract.

Unless otherwise stipulated by laws and regulations or agreed by the parties, this contract shall not be terminated before all the rights and obligations under it have been fulfilled.

Unless otherwise stipulated by laws and regulations or agreed by the parties, the invalidity of any clause of this contract shall not affect the legal effect of other clauses.

Article 16 Application of Law and Dispute Resolution

This contract is subject to the laws of the People’s Republic of China.

After the effective date of this contract, all disputes arising from the conclusion or performance of this contract or related to this contract may be settled through consultation between the two parties. If the consultation fails to reach an agreement, either party may resolve the dispute by means of the first of the following methods:

1. Arbitration. Submit to the Guangzhou Arbitration Commission and conduct arbitration in Guangzhou, China (arbitration place) in accordance with the arbitration rules effective at the time of submitting the arbitration application. The arbitration award shall be final and binding on all parties.

2. Litigation. The parties may negotiate and choose to resolve the matter through litigation in Chinese courts.

During the resolution of the dispute, if the dispute does not affect the performance of other terms of this contract, those other terms shall continue to be performed.

Article 17 Annex

The following annexes and other annexes jointly confirmed by both parties constitute an integral part of this contract and have the same legal effect as this contract.

1. Withdrawal application form

2. Loan voucher;

3. “Notice of Annualized Interest Rate of the Loan”

第12页共14页

Article 18 Other Agreements

1. Without the written consent of the lender, the borrower shall not transfer any rights or obligations under this contract to a third party.

2. If the lender needs to entrust other institutions of Bank of China Limited to perform the rights and obligations under this contract due to business requirements, or transfer the loan business under this contract to other institutions of Bank of China Limited for takeover and management, the borrower hereby gives its approval. The other institutions of Bank of China Limited authorized by the lender, or the other institutions of Bank of China Limited that take over the loan business under this contract, have the right to exercise all rights under this contract and have the right to file lawsuits in the name of the institution to the court, submit the disputes under this contract to the arbitration institution for adjudication or apply for compulsory enforcement.

3. Without affecting other provisions of this contract, this contract shall be legally binding on both parties and their respective successors and assigns arising therefrom in accordance with the law.

4. Unless otherwise agreed, both parties designate the place of residence stated in this contract as the communication and contact address, and the valid service address confirmed by both parties. The application scope of the service address includes the service of various notices, contracts and other documents during the performance of the contract by both parties, as well as the service of relevant documents and legal documents in the event of disputes arising from this contract. It also includes the first instance, second instance, retrial and enforcement procedures after the dispute enters arbitration and civil litigation procedures.

If the above address is changed, the party making the change shall inform the other party of the changed address in writing 15 working days in advance. In arbitration and civil litigation proceedings, when the address of any party is changed, it shall fulfill the obligation of serving the notice of address change to the arbitration institution or court. If a party fails to fulfill the notification obligation in the aforementioned manner, the address confirmed in this contract for that party shall still be regarded as the valid address for service.

If the legal documents are not actually received by one party due to reasons such as inaccurate delivery address provided or confirmed by one party, failure to promptly notify the other party and the court of the change of delivery address in accordance with the procedure, or refusal of the designated recipient to sign for receipt, etc., for mail delivery, the date of the document being returned shall be regarded as the date of delivery; for direct delivery, the date when the deliverer records the situation on the delivery receipt on the spot shall be regarded as the date of delivery.

This day.

5. The transactions under this contract are conducted based on their respective independent interests. If, in accordance with relevant laws, regulations and regulatory requirements, the other parties of the transaction constitute the affiliates or associated persons of the lender, none of the parties seek to use such an affiliated relationship to influence the fairness of the transaction.

6. The headings and business names in this contract are used only for convenience of reference and shall not be used for the interpretation of the terms and the rights and obligations of the parties.

7. The lender has the right to provide the information related to this contract and other relevant information of the borrower to the financial credit information basic database and other credit information databases established in accordance with the law for the purpose of being lawfully inquired and used by institutions or individuals with appropriate qualifications. The lender also has the right to inquire about the relevant information of the borrower through the financial credit information basic database and other credit information databases established in accordance with the law for the purpose of entering into and performing this contract.

8. If the withdrawal date and repayment date encounter legal holidays, they will be postponed to the first working day after the holiday.

9. If the lender is unable to perform this contract or fail to perform as agreed in this contract due to changes in laws, regulations, regulatory provisions or requirements of the regulatory authorities, the lender has the right to terminate or modify the performance of this contract in accordance with the changes in laws, regulations, regulatory provisions or requirements of the regulatory authorities. If the termination or modification of this contract due to such reasons causes the lender to be unable to perform or fail to perform as agreed in this contract, the lender shall be exempted from liability.

10. The borrower may consult and complain about this contract and the business and charges under this contract by calling the contact phone number of the lender listed in this contract.

第13页共14页

广州数智传播文k有限公司- PDK476780120230897

Article 19 Effectiveness of the Contract

This contract shall come into effect as of the date when it is signed by the legal representatives (persons in charge) of the borrower and the lender or their authorized signatories and the official seal is affixed.

This contract is made in duplicate. Each party of the loan and the borrower holds one copy, and both copies have the same legal effect.

Borrower: Guangzhou Digital Intelligent
Communication Culture Co., Ltd.	December 25th, 2023

Authorized Signatory:

Lender: Guangzhou Panyu Sub-branch of China Banking Corporation Limited

Authorized Signatory:

January 2022

Attachment

Notice of Annualized Interest Rate of Loan

Number: _

To: Guangzhou Digital Intelligent Communication Culture Co., Ltd.

1. Our bank has signed the “Working Capital Loan Contract” numbered PDK476780120230897 with your company. Under the aforementioned contract, our bank, as the lender, provided a loan to your company at an annualized interest rate of /. This annualized interest rate (simple interest) includes:

(1) The borrowing interest calculated based on the borrowing interest rate stipulated in Clause 1 of Article 4 of the aforementioned contract;

(2) All kinds of expenses directly related to the loan as stipulated in Clause / Article of the aforementioned contract;

(3) All kinds of expenses directly related to the loan as stipulated in the separate agreement numbered / signed between your company and our bank.

2. This notification letter, as an annex to the aforementioned contract, constitutes an inseparable component of it and has the same legal effect as the aforementioned contract. Matters not stipulated shall be subject to the provisions of the aforementioned contract.

Lender: Bank of China Limited, Panyu Branch, Guangzhou Authorized Signatory: E Authorized Signatory:

第14页共14页